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                                                                  EXHIBIT 3.9(a)

                            ARTICLES OF INCORPORATION

                                       OF

                              QUINCY JOIST COMPANY

                                    ARTICLE I

         The name of the corporation shall be:

         QUINCY JOIST COMPANY

                                   ARTICLE II

         This corporation shall have perpetual existence unless dissolved according to law. These articles shall be effective January 1, 1991 pursuant to Florida Statute 607.0203.

                                   ARTICLE III

         PURPOSE. The general nature and purpose of the corporation and the purposes proposed to be transacted, promoted and carried out are as follows:

1. (a) To manufacture, but, sell, deal in, and deal with steel or iron, or both, and all like or kindred products; to mine, manufacture, prepare for market, market, and sell the same, and any articles or product in the manufacture or composition of which metal is a factor, including the acquisition by purchase, mining, manufacture or otherwise of all materials, supplies, and other articles necessary or convenient for use in connection with and in carrying on the business herein mentioned, or any part thereof.

         (b) To acquire by purchase, lease or otherwise, lands and interests in lands, and to own, hold improve, develop and manage any real estate so acquired, and to erect, or cause to be erected, on any lands, owned, held or accepted by the corporation, buildings or other structures, public or
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private, with appurtenances, and to manage, operate, lease, rent, rebuild, enlarge, alter, or improve any buildings or other structures, now or hereafter erected on any lands so owned, held or occupied and to encumber or dispose of any lands, or interests in lands, and any buildings or other structure, at any time owned or held by the corporation. To buy, sell, mortgage, exchange, lease, hold for investment or otherwise, use and operate, real estate of all kinds, improved or unimproved, and any right or interest therein.

         (c) To acquire by purchase, lease, manufacture, or otherwise, any personal property deemed necessary or useful in the equipment, furnishing, improvement, development or management of any property, real or personal, at any time owned, held or occupied by the corporation, and to invest, trade, and deal in any personal property deemed beneficial to the corporation, and to lease, rent, encumber or dispose of any personal property at any time owned or held by the corporation.

         (d) To contract debts and borrow money, issue and sell or pledge bonds, debentures, notes, and other evidences of indebtedness, and to execute such mortgages, transfers of corporate property, or other instruments to secure the payment of corporate indebtedness as required.

         (e) To purchase the corporate assets of any other corporation and to engage in the same or other character of business.

         (f) To guarantee, endorse, purchase, hold, sell, transfer, mortgage, pledge or otherwise acquire or dispose of the shares of the capital stock of, or any bonds, securities or other evidences of indebtedness created by any other corporation of the State of Florida or any other state or government, and while owner of such stock to exercise all the rights, powers, and privileges of ownership, including the right to vote such stock.


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         (g) To enter into, make, perform, and carry out contracts and agreements of every kind, for any lawful purpose without limit as to amount, with any person, firm, association or corporation; and to transact any further and other business necessarily connected with the purposes of this corporation or calculated to facilitate the same.

         (h) To enter into, or become a partner in any arrangement for the sharing or profits, union of interest, or corporation, joint venture or otherwise with any person, firm, or corporation to carry on any business or to make any investment which this corporation has the direct or incidental authority to engage in.

         (i) To enter into, for the benefit of its employees, one or more of the following: (i) pension plan, (ii) a profit sharing plan, (iii) a stock bonus plan, (iv) a thrift and savings plan, (v) a stock option plan, (vi) other retirement, death benefit or incentive compensation plan or plans.

         (j) To carry on any or all of its operations and business, and to promote its objects within the State of Florida or elsewhere, without restriction as to place or amount; and to have, use, exercise and enjoy all of the general powers of like corporations.

         (k) To do any and all of the things herein set forth to the same extent as natural persons might or could do, and in any part of the world as principals, agents, contractors, partners or otherwise, alone, or in company with others, and to do and perform all such other things and acts as may be necessary, profitable, or expedient in carrying on any of the business or acts above named.

         2. In general to carry on any business not forbidden by the laws of the State of Florida and with all the powers conferred upon corporations by the laws of the State of Florida. Nothing herein shall be construed as giving the corporation hereby organized any rights, powers or privileges not permitted to it by the laws of the State of Florida.


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         3. The intention is that none of the objects and powers as hereinabove set forth, except where otherwise specified in this Article, shall be in anywise limited or restricted by reference to or inference from the terms of any other objects, powers and clauses of this Article or any other Articles; but that the objects and powers specified in each of the clauses in the Article shall be regarded as independent objects and powers.

                                   ARTICLE IV

         CAPITAL STOCK. The corporation is authorized to issue 1,000 shares of capital stock at a par value of $0.01 per share. The same is to be designated as "Common Shares."

                                    ARTICLE V

    PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF SHARES OF CAPITAL STOCK.

         Section 1.        Dividends.

         The Directors may declare and pay dividends upon common shares of stock at any meeting duly called for said purpose.

         Section 2.        Rights upon Liquidation or Dissolution.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of this corporation, the holders of record of the outstanding shares of common stock shall be entitled to be paid ratably, as their interests appear of record upon the date of such liquidation, dissolution and winding up of this corporation.

         Section 3.        Voting Rights.

         Except as otherwise provided by law, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the outstanding common shares.


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                                   ARTICLE VI

         PREEMPTIVE RIGHTS.

         Every shareholder, upon the sale for cash of any new stock of this corporation of the same kind, class or series as that which he already holds, shall have the right to purchase his prorata share thereof (as nearly as may be cone without issuance of fractional shares) at the price at which it is offered to others.

                                   ARTICLE VII

             INITIAL REGISTERED OFFICE, AGENT AND PRINCIPAL OFFICE.

         The street address of the initial registered office of the corporation is 211 North Magnolia Avenue, Orlando, Florida 32801. The name of the initial registered agent of the Service of Process is David A. Yergey, Jr., at 211 North Magnolia Avenue, Orlando, Florida 32801. The principal office of the corporation shall be at 520 South Virginia Street, Quincy, Florida 32351. The mailing address of the corporation shall be P.O. Box 3629, Albany, Georgia 31708.

                                  ARTICLE VIII

         INITIAL BOARD OF DIRECTORS.

         The corporation shall have three (3) Directors initially. The number of Directors may be either increased or diminished from time to time by the Bylaws of the corporation, but shall never be less than one (1). The name and address of the initial Directors of this corporation are:

         E. C. Addison                               7351 Overland Road
         Chairman of the Board                       Orlando, Florida  32810

         Glen S. Davis                               7351 Overland Road
         President                                   Orlando, Florida 32810


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         T. Michael Phagans                          1920 Ledo Road
         Secretary/Treasurer                         Albany, Georgia  31708

                                   ARTICLE IX

         INCORPORATORS

         The names of the person signing these Articles are:
         E. C. Addison                               Chairman of the Board

                                    ARTICLE X

         BYLAWS

         The power to adopt, alter, amend or repeal Bylaws shall be vested in the Board of Directors and the shareholders.

                                   ARTICLE XI

         Shares of capital stock of this corporation shall be issued initially to the following corporation and in the amount set opposite their names:

         Addison Steel, Inc., a Florida Corporation           1000 shares

         Stock shall be issued and paid for in cash or by the transfer of real or personal property of the same value. The same shall be issued under Section 1244 of the Internal Revenue Code, and shall be subject to the terms of that Section.

                                  ARTICLE XIII

         CUMULATIVE VOTING.

         Cumulative voting shall not be permitted.


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                                  ARTICLE XIII

         CALLING OF SPECIAL MEETINGS.

         Special meetings of shareholders may be called by a simple majority of the outstanding shares of the outstanding stock of the corporation. Treasury stock shall not be included in any such computation.

                                   ARTICLE XIV

         SHAREHOLDER QUORUM AND VOTING.

         Fifty-one percent (51%) of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.

         If a quorum is present, the affirmative vote of 51% of the share represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders.

                                   ARTICLE XV

                  GREATER VOTING REQUIRED FOR SHAREHOLDERS WITH RESPECT TO

                  BORROWING MONEY IN THE NAME OF THE CORPORATION.

         The affirmative vote of 100% of the shares of the corporation entitled to vote thereon shall be required for the authorization of the corporation to borrow any funds of any kind from any institution or person, and a shareholders' meeting is required. Any action of the shareholders of this corporation must be taken at a meeting of shareholders of this corporation duly called as provided by the Bylaws of the corporation.


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                                   ARTICLE XVI

         POWERS.

         This corporation shall have all of the corporate powers enumerated in the Florida General Corporation Act unless specifically limited herein.

                                  ARTICLE XVII

         RESIDENCE AND COMPENSATION.

         Directors of this corporation are not required to be residents of the State of Florida.

         The shareholders of this corporation shall have the exclusive authority to fix the compensation of directors of this corporation.

                                  ARTICLE XVIII

         REMOVAL OF DIRECTORS.

         The shareholders of this corporation shall be entitled to remove any directors from office during his term upon the vote of not less than 51% of the outstanding stock, unless in accord with these Bylaws the directors are reduced to one.

                                   ARTICLE XIX

         DIRECTORS' QUORUM AND VOTING.

         Two directors shall constitute a quorum for a meeting of directors, unless in accord with these Bylaws, the directors are reduced to one.

         If a quorum is present, the affirmative vote of two of the directors is required to transact any business, and upon such affirmative vote any such action so taken and any meeting so called shall be the act of the Board of Directors.


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                                   ARTICLE XX

         MEETING BY CONFERENCE TELEPHONE.

         Members of the Board of Directors may participate in special meetings of the Board of Directors by means of conference telephone by Bylaws, but regular meetings of the Board of Directors must be attended in fact, in person, by each director.

                                   ARTICLE XXI

         ACTION BY DIRECTORS WITHOUT A MEETING.

         The directors of this corporation may take action by written consent as provided by law, except the following actions must be taken up at a meeting of directors:

         (a) To purchase by the corporation any equipment or item of person or real property that exceeds the sum of $1,000.

         (b) The sale of any personal property or thing which exceeds the sum of $1,000.

                                  ARTICLE XXII

         DIVIDENDS.

         Dividends may be paid to shareholders only out of unreserved and unrestricted earned surplus of the corporation. Dividends payable in shares of stock may be paid to the holders of the shares of other stock in accord with the preemptive rights hereinabove set forth in these Articles.

         The corporation shall be permitted to file under Sub-Chapter S of the Internal Revenue Code to be taxed thereunder if compliance with the Code requirements are met by the corporation after proper vote.


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                                  ARTICLE XXIII

         INDEMNIFICATION.

         Corporation shall indemnity any officer, director or any former officer, director to the full extent permitted by law.

                                  ARTICLE XXIV

         AMENDMENT.

         This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to his reservation.

         IN WITNESS WHEREOF, the undersigned subscribers have executed these Articles of Incorporation this 27th day of September, 1990.

                                                     /s/  E. C Addison    (Seal)
                                                     ---------------------
                                                     E. C. Addison


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STATE OF GEORGIA

COUNTY OF DOUGHERTY

         I HEREBY CERTIFY that on this 27th day of September, 1990, before me, the undersigned authority, an officer duly authorized to administer oaths and take acknowledgments, this day personally appeared E. C. Addison to me well known and known to me to be the individual described in and who executed the foregoing Articles of Incorporation, and he acknowledged before me that he executed the above and foregoing Articles of Incorporation for the uses and purposes therein expressed.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal at Albany, Dougherty County, Georgia, the day and year aforesaid.


                                                     Notary Public
                                                     My Commission Expires:

         Having been named to accept service of process for the above stated corporation at the place designated in this document, I hereby accept to act in this capacity and agree to comply with the provision of said Act relative to keeping open said office.
                                                     /s/  David A. Yergey, Jr.
                                                     -------------------------
                                                     David A. Yergey, Jr.
                                                     Registered Agent


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